Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the Effective Date by and between Solid Biosciences Inc. (the “Company”) and Gabriel Brooks (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Parties desire to enter into an agreement whereby the Executive will be employed as an employee of the Company on the terms contained in this Agreement, subject to, and contingent and effective upon October 2, 2023 (the “Effective Date”); and

WHEREAS, the Executive has agreed to accept such employment with the Company upon the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree to the following terms, which shall govern the Executive’s employment upon the Effective Date:

1. Agreement. This Agreement shall be effective as of the Effective Date. The Executive’s employment on the terms contained in this Agreement shall commence on the Effective Date and shall continue until such employment relationship is terminated in accordance with Section 6 hereof (the “Term of Employment”).

2. Position. During the Term of Employment, the Executive shall serve as the Chief Medical Officer of the Company, working out of the Company’s office in Charlestown, Massachusetts, and traveling as reasonably required by the Executive’s job duties. The Company has agreed to permit the Executive to work remotely outside of the United States for up to four (4) weeks annually. The dates shall be mutually agreed upon in advance by the Company and the Executive.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Medical Officer. The Executive shall report to the Chief Executive Officer of the Company and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability the Executive’s duties and responsibilities hereunder. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention, and efforts to the business and affairs of the Company and its affiliates. Membership on boards of directors of up to two other companies will be permitted only with the express approval of the Chief Executive Officer, and membership on boards of directors of community, charitable or industry organizations will be permitted only provided that such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties hereunder, as reasonably determined by the Chief Executive Officer in the Chief Executive Officer’s sole discretion. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein that may be adopted from time to time by the Company.

4. Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof during the Term of Employment, the Company will provide to the Executive the following:

(a)
Base Salary. The Executive shall receive a base salary at the annualized rate of

$450,00.00 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed from time to time by the Board and is subject to reasonable change in the discretion of the Board.

(b)
Annual Discretionary Bonus. The Executive will be eligible to earn an annual performance bonus of up to 40% of the Executive’s Base Salary (the “Target Bonus”), based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of written targeted goals as set by the Board in its sole and reasonable discretion. The Board may determine to provide the bonus in the form of cash, equity award(s), or a combination of cash and equity. Within 90 days of the close of each calendar year, the Board will determine whether the Executive has earned a performance bonus, and the amount of any performance bonus, based on the set criteria. No amount of the annual bonus is guaranteed, and the Executive must be an employee in good standing on the date of payment in order to be eligible for any annual bonus, as such bonus also serves as an incentive for the Executive to remain employed by the Company, except as specifically set forth below; provided that if the Company terminates the Executive without Cause or Executive Resigns for Good Reason after January 1 but prior to the payment of any annual bonus that would have been paid under this Section 4(b) for the year prior to the year in which the Executive’s employment is terminated, the Executive shall be entitled to receive, on the payment date, 100% of Executive’s Target Bonus for the year prior to termination had the Executive remained employed on the payment date, less all applicable taxes and withholdings. The Executive’s bonus eligibility will be reviewed from time to time by the Board and is subject to change with advance notice to the Executive in the reasonable discretion of the Board. The Executive is eligible to earn a pro-rated performance bonus for 2023.

(c)
Equity Award. Subject to approval by the compensation committee of the Board (such approval may not be unreasonably withheld) or a majority of the Company’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and as a material inducement to the Executive entering into employment with the Company, the Company will grant to the Executive within ninety (90) days of the Effective Date:

(i)
a non-qualified stock option (the “Option”) to purchase 78,000 shares of the Company’s common stock, such Option to (1) have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, (2) vest and become exercisable, subject to the Executive’s continued employment on each applicable vesting date unless otherwise stated below, at a rate of 25% of the total shares underlying the Option on the first anniversary of the grant date and, following that, as to an additional 1/48th of the total shares underlying the Option upon the Executive’s completion of each additional month of service over the 36-month period measured from the first anniversary of the grant date, (3) have a term of up to 10 years and (4) have such other terms as are set forth in the applicable Option agreement; and

(ii)
39,000 restricted stock units (the “RSUs” and, together with the Option, the “Equity Awards”), which RSUs shall (1) entitle the Executive to receive one share of the Company’s common stock for each RSU that vests, (2) vest and become exercisable, subject to the Executive’s continued employment on each applicable vesting date unless otherwise stated below, at a rate of 25% of the total shares underlying the RSUs on each anniversary of the grant date and (3) have such other terms as are set forth in the applicable RSU agreement.

(iii)
The Equity Awards will be granted outside of the Company’s equity incentive plans as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4). The Equity Awards are subject to adjustment for stock splits, combinations or other changes in capitalization.

In addition, the Executive shall also be eligible to receive additional equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole and reasonable discretion, determine.

(d)
Paid Time Off. The Executive shall receive paid vacation time plus sick time, consistent with the Company’s policies as in effect from time to time. In addition, the Executive shall receive paid time off for Company holidays which are set annually and in accordance with Company policy.

(e)
Benefits. Subject to eligibility requirements and the Company’s polices, the Executive shall have the right, on the same basis as other employees of the Company, to participate in, and to receive benefits under, any medical, vision and dental insurance policy maintained by the Company and the Company shall pay a portion of the cost of the premiums for such medical, vision and dental insurance that is consistent with the Company’s then current employee benefit policy if the Executive elects to participate in such plans. Benefits are subject to change at any time in the Company’s sole and reasonable discretion.

(f)
Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5. Expenses. The Executive will be reimbursed for the Executive’s actual, necessary, and reasonable business expense pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.

6. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a)
Upon the death of the Executive or at the election of the Company due to the Executive’s “Disability”. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks during any twelve-month period. The Company shall determine in good faith and in its sole and reasonable discretion whether the Executive is unable to perform the services provided for herein.

(b)
At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean a finding by the Company’s Chief Executive Officer or the Board that the Executive:

(i)
performed the Executive’s duties, in the good faith and reasonable opinion of the Company’s Chief Executive Officer or the Board, in a grossly negligent or reckless manner or with willful malfeasance which conduct continues for a period of more than seven (7) days after written notice thereof has been provided to the Executive by the Company’s Chief Executive Officer or the Board, such notice to set forth in reasonable detail the nature of such conduct;

(ii)
exhibited habitual drunkenness or engaged in substance abuse;

(iii)
committed any material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation of any material Company policy;

(iv)
willfully failed or refused to perform in the usual manner at the usual time those duties which the Executive regularly and routinely performed in connection with the business of the Company or such other duties reasonably related to the capacity in which the Executive is employed hereunder which may be assigned to the Executive by the Company’s Chief Executive Officer or the Board, which failure or refusal continues for a period of more than seven (7) days after written notice thereof has been provided to the Executive by the Company’s Chief Executive Officer or the Board, such notice to set forth in reasonable detail the nature of such failure or refusal;

(v)
performed any material action when specifically and reasonably instructed not to do so by the Company’s Chief Executive Officer or the Board;

(vi)
committed any fraud or used or appropriated for the Executive’s personal use or benefit any funds, properties or opportunities of the Company not authorized by the Company’s Chief Executive Officer or the Board to be so used or appropriated; or

(vii)
was convicted of, or pled guilty or “no contest” to, any felony or any other crime related to the Executive’s employment or involving moral turpitude;

(c)
At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean (without the Executive’s consent):

(i)
a material diminution in the nature or scope of the Executive’s duties, responsibilities, or authority;

(ii)
a material diminution of the Executive’s compensation;

(iii)
the Company’s requiring the Executive to relocate the Executive’s primary office more than fifty (50) miles from the Executive’s then-current primary office;

(iv)
any material breach of this Agreement or any other agreement entered into with the Executive by the Company not otherwise covered by this paragraph; or

(v)
a failure of the Chief Executive Officer or the Board of Directors to comply with applicable state and/or federal law.

provided, however, that for sections (i)-(iii), the Company shall have a period of thirty (30) days to cure any act constituting Good Reason following the Executive’s delivery to the Company of written notice of the action or omission constituting Good Reason and that the Executive actually terminates employment within sixty (60) days following the expiration of the Company’s cure period.

7. Effect of Termination.

(a)
All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by the Executive without Good Reason pursuant to Section 6(c), a termination by the Company for Cause pursuant to Section 6(b) or due to the Executive’s death or Disability pursuant to Section 6(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination and to the extent consistent with general Company policy, accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (the payments described in this sentence, the “Accrued Obligations”).

(b)
Termination by the Company Without Cause or by the Executive With Good Reason Prior to or More Than Eighteen Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 6(b) or by the Executive with Good Reason pursuant to Section 6(c) (in either case, a “Qualifying Termination”) prior to or more than eighteen (18) months following a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months, (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of the Executive’s Target Bonus for the year in which termination occurs or the Executive’s Target Bonus immediately prior to the Change in Control, if higher, prorated through the date of termination; and (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s termination date) the share of the premium for health coverage that the Company pays for active and similarly-situated employees who receive the same type of coverage unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).

(c)
Termination by the Company Without Cause or by the Executive With Good Reason Within Eighteen Months Following a Change in Control. If a Qualifying Termination occurs within eighteen (18) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period of twelve (12) months; (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of the Executive’s Target Bonus for the year in which termination occurs or the Executive’s Target Bonus immediately prior to the Change in Control, if higher, (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve(12) months following the Executive’s termination date) the share of the premium for health coverage that the Company pays for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iv) provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then unvested time-based equity awards shall vest and become fully exercisable or non-forfeitable as of the termination date (collectively, the “Change in Control Severance Benefits.”

(d)
Severance and Release of Claims Agreement. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (the “Severance Agreement”) (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, and a reaffirmation of the Executive’s continuing obligations under any existing restrictive covenant agreements), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60-day period (or shorter period as may be directed by the Company) would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”).

(e)
Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

8. Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 8(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a)
The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 8, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments,” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)
Notwithstanding the provisions of Section 8(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that the Executive would incur if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 8(b) shall be referred to as a “Section 8(b) Override.” For the purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)
For purposes of this Section 8 the following terms shall have the following respective meanings:

(i)
“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)
“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)
Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent

Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 8(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 8(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such a 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts or a mutually agreed-upon location, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

(e)
The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments, with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c)).

(f)
The provisions of this Section 8 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive receives Contingent Compensation Payments.

9. Restrictive Covenants Agreements. As a condition of the Executive’s employment pursuant to the terms set forth in this Agreement, the Executive shall execute and comply with the terms of (a) the Invention, Nondisclosure and Nonsolicitation Agreement and (b) the Noncompetition Agreement attached hereto as Exhibit B and Exhibit C, respectively.

10. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants, or other restrictions that prevent the Executive from entering into employment with or carrying out the Executive’s responsibilities for, the Company or which are in any way inconsistent with any of the terms of this Agreement.

11. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business-day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file To Company:

Solid Biosciences Inc.

500 Rutherford Avenue

Third Floor

Charlestown, MA

02129

ATTN: Legal

legalnotices@solidbio.com

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12. Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Massachusetts (or, if appropriate, a federal court located within the State of Massachusetts) and the Company and the Executive each consents to the jurisdiction of such a court.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

14. At-Will Employment. During the Term of Employment, the Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any other provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause.

15. Acknowledgment. The Executive states and represents that the Executive has been provided with an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

16. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

18. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

19. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject, or otherwise, a court of competent jurisdiction may limit or reduce it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

20. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to any prior Employment Agreements.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

SOLID BIOSCIENCES INC.

By:	Name: Bo Cumbo

Title:	President and CEO

Date:	09/22/2023

EXECUTIVE:

/s/ Gabriel Brooks

Name:	Gabriel Brooks

Date:	09/23/2023

[Signature Page to the Executive Employment Agreement]

EXHIBIT A

Payments Subject to Section 409A

1.
Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below), which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to the distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:

(a)
It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)
If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)
If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)
Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)
Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.
The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.
All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.
The Company makes no representation or warranty and shall have no liability to the Executive or to any other person unless a court of competent jurisdiction or governing body determines otherwise if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.
The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

[Remainder of page intentionally left blank.]

EXHIBIT B

Invention, Nondisclosure and Nonsolicitation Agreement

EXHIBIT B – INVENTION, NONDISCLOSURE AND NONSOLICITATION AGREEMENT

This Invention, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made by and between Solid Biosciences Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Gabriel Brooks (the “Employee”).

In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.
Condition of Employment.

The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2.
Proprietary and Confidential Information.
(a)
The Employee agrees that all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”), whether disclosed to or otherwise learned by the Employee prior to or following the date of this Agreement, is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Except as otherwise permitted by Section 5 below, the Employee has not and will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee has used and will use the Employee's best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.
(b)
The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which have come and which come into the Employee’s custody or possession, shall be and are the exclusive property of the Company and have been and will be used by the Employee only in the performance of the Employee’s duties for the Company and have not and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company (including, without limitation, computers, cellular telephones, credit cards, keys, access cards and the like) in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.
(c)
The Employee agrees that the Employee’s obligation not to disclose or to use information and materials of the types set forth in Sections 2(a) and 2(b) above, and the Employee’s obligation to return materials and tangible property, set forth in Section 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.
3.
Developments.
(a)
The Employee has attached hereto, as Schedule 1, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by the Employee, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, the Employee represents that there are no Prior Developments. The Employee agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company. If the Employee has incorporated or does incorporate any Prior Development into any Company product, material, process or service, the Employee hereby grants to the Company a nonexclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.
(b)
The Employee has made and will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which have been or are created, made, conceived or reduced to practice by the Employee or under the

Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of authorship which has been or is made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all the Employee’s right, title and interest in and to all Developments (other than Prior Developments listed on Schedule 1, if any) and all related patents, patent applications, copyrights and copyright applications. However, this Section 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.
(c)
The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.
4.
Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Schedule 1 attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that the Employee’s performance of all the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or noncompetition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.
Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. The Employee is not required to notify the Company of any such communications, provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to a court order.”

6.
United States Government Obligations.

The Employee acknowledges that the Company, from time to time, may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all reasonable action necessary to discharge the obligations of the Company under such agreements.

7.
Customer Nonsolicitation. The Employee agrees that during the period of the Employee’s employment and the one-year period following the termination thereof, regardless of the reason for such termination, the Employee will not, directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, solicit any clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company to stop doing business with the Company, or diminish their services to the Company. As used in this section, the term “client,” “customer,” or “account” shall include: (i) any person or entity that was a client, customer or account of the Company at any time during the two year period preceding the date of termination of the Employee’s employment and with whom the Employee came in contact with during his employment; and (ii) any prospective client, customer or account to whom the Company has made a presentation (or similar offering of services) within a period of two years preceding the date of termination of the Employee’s employment and with whom the Employee came in contact with during his employment.
8.
Nonsolicitation of Employees and Consultants. The Employee agrees that during the period of the Employee’s employment and the one-year period following the termination thereof, regardless of the reason for such termination, the Employee will not, directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, seek to solicit or induce any Company employee or consultant to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any employee.
9.
Nondisparagement. The Employee agrees that he or she shall not at any time, whether during or after the termination of his or her employment, regardless of the reason for such termination, make to any person or entity (including via social media) disparaging comments relating to the Company’s services and products.
10.
Miscellaneous.
(a)
Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to seek specific performance of the provisions of this Agreement.
(b)
Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others during the restrictive period, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.
(c)
Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Employee’s employment for any period of time, and does not change the at-will nature of the Employee’s employment.
(d)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.
(e)
Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If one or more provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provision shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.
(f)
Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resove any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.
(h)
Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed, or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in the Employee’s duties, salary, or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(i)
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

The employee acknowledges that he/she has carefully read this Agreement, understands and agrees to all of the provisions in this Agreement, and hereby executes this Agreement under seal.

Solid Biosciences Inc.

By:	/s/ Bo Cumbo
Bo Cumbo
President and CEO
Date: 09/22/2023

Employee:

/s/ Gabriel Brooks	09/23/2023
Name: Gabriel Brooks	Date

SCHEDULE 1

List of prior developments and original works of authorship excluded under Section 3(a) or conflicting agreements disclosed under Section 4.

Title Date Identifying Number or Brief Description

Except as indicated above on this Schedule 1, I have no Prior Developments to disclose pursuant to Section 3(a) of this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

Employee:

/s/ Gabriel Brooks 09/23/2023

Name: Gabriel Brooks Date

EXHIBIT C

Noncompetition Agreement

EXHIBIT C - NON-COMPETITION AGREEMENT

This Noncompetition Agreement (the “Agreement”) is made between Solid Biosciences Inc., a Delaware corporation (including its subsidiaries, the “Company”), and the undersigned employee (the “Employee”).

For good consideration, including, without limitation, the continued employment of the Employee by the Company and, with respect to the non-competition restrictions, the additional consideration set forth in Section 1(c), the Employee and the Company agree as follows:

1.
Noncompetition.

(a)
During the Restricted Period (as defined below), the Employee will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, researches, markets, licenses, sells or provides any product or service that competes with any product or service developed, researched, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, researched, marketed, licensed, sold or provided by the Company (a “Competitive Company”), if the Employee would be performing a job or job duties or services for the Competitive Company that are the same as or substantially similar to the job or job duties or services that the Employee performed for the Company at any time during the last two years of the Employee’s employment.

(b)
Certain Definitions. Solely for purposes of this Section 1:

i.
the “Restricted Period” shall include the duration of the Employee’s employment with the Company and the twelve month period thereafter; provided, however, that the Restricted Period shall automatically be extended to two years following the cessation of the Employee’s employment if a Court of competent jurisdiction determines the Employee breached a fiduciary duty to the Company or the Employee unlawfully took, physically or electronically, any property belonging to the Company. Notwithstanding the foregoing, the Restricted Period shall end immediately upon the Employee’s last day of employment with the Company if: (a) the Company terminates the Employee’s employment without Cause (as defined below); (b) the Employee resigns for Good Reason (as defined below); or (c) the Company notifies the Employee in writing that it is waiving the post-employment restrictions set forth in this Section.

ii.
“Applicable Territory” shall mean the geographic areas in which the Employee provided services or had a material presence or influence at any time during his/her last two years of employment.

iii.
“Cause” shall mean any of: (a) the Employee’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude, or any felony; (b) a good faith finding by the Company in its sole and reasonable discretion that the Employee has (1) engaged in dishonesty, misconduct or gross negligence; (2) committed an act that injures or would reasonably be expected to injure the reputation, business or business relationships of the

Company; (3) breached the material terms of this Agreement or any other restrictive covenant or confidentiality agreement with or policy of the Company; or (4) failed or refused to comply with any of the Company’s policies or procedures; or (c) the Company has any other grounds that constitute “cause” under Massachusetts law.

iv. “Good Reason” shall mean any of: (a) a material diminution in the nature or scope of the Executive’s duties, responsibilities, or authority; (b) a material diminution of the Executive’s compensation; (c) the Company’s requiring the Executive to relocate the Executive’s primary office more than fifty (50) miles from the Executive’s then-current primary office; (d) any material breach of this Agreement or any other agreement entered into with the Executive by the Company not otherwise covered by this paragraph; or (e) a failure of the Chief Executive Officer or the Board of Directors to comply with applicable state and/or federal law.

(c)
Additional Consideration for Noncompetition Restrictions. In exchange for the Employee’s compliance with the restrictions set forth in this Section 1, the Company will grant the Employee an equity award, as is more fully set forth in Section 4(c) of the Employment Agreement to which this Agreement is attached, and, further, during the post-employment portion of the Restricted Period, the Company will pay the Employee one thousand dollars ($1,000) per month (the “Noncompete Consideration”). The Noncompete Consideration will be paid ratably in accordance with the Company’s regular payroll practices, commencing with the first payroll cycle beginning after the Employee’s separation date, except as may otherwise be required by Section 3(h) below. The Employee understands and agrees that the Company may discontinue or otherwise not provide the Noncompete Consideration

(i) if the Restricted Period expires upon the termination of the employment relationship pursuant to the last sentence of Section 1(b)(i), (ii) if the Employee breaches this Agreement as determined by a Court of competent jurisdiction, or (iii) during any portion of the Restricted Period that has been extended in accordance with Section 1(b)(i); provided, however, that with respect to (ii) or (iii), any such cessation shall not excuse the Employee’s compliance with his/her obligations under this Section 1 or otherwise in this Agreement. The Employee understands and agrees that the above-stated consideration has been mutually agreed upon by the Company and the Employee, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in this Section 1.

2.
Notice of New Business Activities. The Employee agrees that during any period of time when the Employee is subject to restrictions pursuant to Section 1, the Employee will notify any prospective employer or business associate of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder. The Employee further agrees, during such period, to give notice to the Company of each new business activity the Employee plans to undertake. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the Entity. The Employee also agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement.

3.
Miscellaneous.

(a)
Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to any and all other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement.

(b)
Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time, and does not change the at-will nature of his/her employment.

(c)
Acknowledgments. The Company hereby advises the Employee and the Employee hereby acknowledges that he or she has the right to consult with counsel prior to signing this Agreement. The Employee further acknowledges that this Agreement is supported by fair and reasonable consideration independent from the Employee’s continued employment, that the Employee has been provided at least ten (10) business days to review this Agreement, and that this Agreement shall not take effect until the eleventh (11th) business day following the date on which the Company provided it to the Employee for review and execution.

(d)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)
Interpretation. If any restriction or definition set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted by said court to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable.

(f)
Severability. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, and cannot be reformed to make it enforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

(g)
Waivers. No delay or omission by the either party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)
Tax Withholding; Section 409A. Any compensatory payments under or referred to in this Agreement will be subject to all required tax and other withholdings. This Agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986,

as amended (“Section 409A”) and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A and a termination of employment will mean a “separation from service” as defined in Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided, including a series of installment payments, will be construed as a separate identified payment for purposes of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to the Employee in connection with his/her separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as reasonably determined by the Company in accordance with its procedures, by which determination the Employee hereby agrees that he/she is bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth day after the date of his/her death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of separation from service and the New Payment Date will be paid to the Employee in a lump sum in the first payroll period beginning after such New Payment Date (or, with respect to payment after death, as soon as reasonably practicable and within the time limits permitted by Section 409A), and any remaining payments will be paid on their original schedule. In any event, the Company makes no representations or warranty and will have no liability to the Employee or any other person unless a court of competent jurisdiction or governing body determines otherwise if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

(i)
Governing Law and Consent To Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Suffolk County, Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such courts.

(j)
Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The

Employee agrees that any change or changes in his/her duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement unless otherwise prohibited by law.

(k)
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

The employee acknowledges that he/she has carefully read this agreement, understands and agrees to all of the provisions in this agreement, and hereby executes this agreement under seal.

Solid Biosciences Inc.

By:	/s/ Bo Cumbo
Bo Cumbo
President and CEO
Date: 09/22/2023

Employee:

/s/ Gabriel Brooks		09/23/2023
Name: Gabriel Brooks		Date